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                                                                    EXHIBIT 99.3

                            EXCHANGE AGENT AGREEMENT
                          Dated as of October  , 1994


Norwest Bank Minnesota, National Association
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota 55479

Ladies and Gentlemen:

         Pursuant to the provisions of the offer (the "Exchange Offer") for all outstanding 14% Senior Notes Due 2007 (the "Old Notes") in exchange for new 14% Senior Notes Due 2007 (the "New Notes"), pursuant to a Prospectus
dated             , 1997 of Teletrac, Inc. (the "Company"), all of the
Company's issued and outstanding Old Notes accepted for tender of exchange
(the "Exchange") prior to 5:00 p.m. New York time on               , 1997,
for the Company's New Notes will be exchanged pursuant to the terms and conditions of the Exchange Offer. The term "Expiration Date" shall have the meaning set forth in the Prospectus. Upon receipt and execution of this letter and confirmation of the arrangements herein set forth, Norwest Bank Minnesota, National Association agrees to act as the Exchange Agent for the Exchange (the "Exchange Agent"). References hereinafter to "you" shall refer to Norwest Bank Minnesota, National Association. A copy of the Prospectus is attached hereto as Exhibit A.

         A copy of the form of the letter of transmittal (the "Letter of Transmittal") to be used by the holders of the Old Notes (the "Holders") to surrender their Old Notes in order to receive the New Notes pursuant to the Exchange is attached hereto as Exhibit B.

         The Company hereby appoints you to act as Exchange Agent in connection with the Exchange. In carrying out your duties as Exchange Agent, you are to act in accordance with the following:

         1. You are to examine the Letters of Transmittal and the Old Notes and other documents delivered or mailed to you, by or for the Holders, prior to the Expiration Date, to ascertain whether (i) the Letters of Transmittal are properly executed and completed in accordance with the instructions set forth therein, (ii) the Old Notes are in proper form for transfer, and (iii) all other documents submitted to you are in proper form. In each case where a Letter of Transmittal or other document has been


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improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity exists, you are, if the time so permits, authorized to endeavor to take such action as you consider best suited to notify the tenderer of such irregularity and as to the appropriate means of revolving the same. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the Old Notes or as to any other irregularity in connection with the submission of Letters of Transmittal and/or Old Notes in connection with the Exchange, shall be made by representatives of the Company at their written instructions, or oral direction confirmed by facsimile. Any determination made by the Company on such questions shall be final and binding.

         2. Tender of the Old Notes may be made only as set forth in the Letter of Transmittal. Notwithstanding the foregoing, tenders which the Company shall approve in writing as having been properly tendered shall be considered to be properly tendered. Letters of Transmittal shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you. New Notes are to be issued in exchange for Old Notes pursuant to the Exchange only against deposit with you of Old Notes, together with executed Letters of Transmittal and any other documents required by the Exchange Offer on each business day from the execution hereof up to the Expiration Date.

         3. Upon the oral or written request of the Company (with written confirmation of such oral request thereafter), you will transmit by telephone, and promptly thereafter confirm in writing to James A. Queen, Steven D. Scheiwe or Alan B. Howe (telephone 816-474-0055) or such other persons as the Company may reasonably request with a copy to Karen C. Wiedemann, Esq. (telephone 212-841-5781), the aggregate number of Old Notes tendered to you and the number of Old Notes properly tendered on any particular day. In addition, you will also inform the aforementioned person or persons, upon oral request made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonably request.

         4. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Notes to be issued in exchange for accepted Old Notes will be made by you promptly after acceptance of tendered Old Notes.

         5. If any Holder shall report to you that his/her failure to surrender Old Notes registered in his/her name is due to the loss, misplacement or destruction of a certificate or certificates, you shall request such Holder (i) to furnish to the Exchange Agent an affidavit of loss and, if required by the Company, a corporate bond or indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be


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satisfactory to the Company, and (ii) to execute and deliver an agreement to indemnify the Company in such form as is acceptable to the Company. The obligees to be named in each such indemnity bond shall include the Company and you. You shall report in writing to the Company the names of all Holders who claim that their Old Notes have been lost, misplaced or destroyed and the principal amount of such Old Notes.

          6. As soon as practicable after you mail or deliver to a Holder the New Notes that such Holder may be entitled to receive, you shall forward the Old Notes submitted to you to Norwest Bank Minnesota, National Association, as trustee (the "Trustee") under the Indenture dated as of August 6, 1997 governing the Old Notes and the New Notes, for cancellation and retirement as are instructed by the Company (or a representative designated by the Company).

          7. For your services as the Exchange Agent hereunder, the Company shall pay you in accordance with the schedule of fees attached hereto as Exhibit C. The Company will also reimburse you for your reasonable out-of-pocket expenses (including reasonable counsel's fees) in connection with your services promptly after submission to the Company or itemized statements.

          8.   As the Exchange Agent hereunder you:

          (a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may subsequently be requested in writing of you by the Company and agreed to by you with respect to the Exchange;

          (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Company's Holder record information, any Old Notes deposited with you hereunder or any New Notes, and will not be required to and will make no representations as to the validity, value or genuineness of the Exchange Offer;

          (c) shall not be obligated to take any legal action hereunder which might in your judgement involve any expenses or liability unless you shall have been furnished with an indemnity reasonably satisfactory to you;

          (d) may rely on and shall be fully protected and indemnified as provided in paragraph 9 hereof in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;


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          (e)  may rely on and shall be fully protected and indemnified as provided in paragraph 9 hereof in acting upon the written or oral instructions with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action of such officer or agent or such other person or persons as may be designated or whom you reasonably believe have been designated by the Company;

          (f) may consult with counsel satisfactory to you, including counsel for the Company, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with the opinion of such counsel; and

          (g) shall not at any time advise any person as to the wisdom of the Exchange or as to the market value or decline or appreciation in market value of any Old Notes or New Notes.

          9. The Company covenants and agrees to indemnify you and hold you harmless against any loss, claim, damage, liability or expense (including reasonable legal and other fees and expenses) incurred in connection with your entering into this Agreement and the performance of your duties hereunder; PROVIDED, HOWEVER, that you shall not be indemnified against any such loss, liability or expense arising out of your negligence, misconduct or bad faith. You agree to notify the Company by letter, or by cable or telex confirmed by letter, or the written assertion of a claim against you, or of any action commenced against you in connection with this Agreement, promptly after you shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim, but failure so to notify the Company shall not relieve the Company of any liability which it may otherwise have, except to the extent that the Company is materially adversely affected thereby. You shall engage your own counsel to defend any such claim, who shall be reasonably satisfactory to the Company, at the expense of the Company except as provided below. The Company shall be entitled to participate at its own expense in the defense against any such claim or legal action and, if the Company so elects at any time after receipt of such notice, or you so direct in such notice, the Company shall assume the defense of any suit brought to enforce any such claim. In the event the Company assumes the defense, you shall be liable for any fees and expenses thereafter incurred by your counsel. The Company's obligations under this paragraph 9 shall survive the termination of this Agreement and the discharge of your obligations hereunder and any other termination of this Agreement under any federal or state bankruptcy law.


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          10.  This Agreement and your appointment as the Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Letter of Transmittal, as they may from time to time be supplemented or amended, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.

          11. The relationship between you and the Company described in this Agreement is that of agent and principal and nothing herein shall be deemed to constitute you a trustee for or cause you to owe any fiduciary duty to the Holders or to impose any obligation on you other than as stated herein.

          12. Unless otherwise provided herein, all notices, requests and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it at its address and telecopy number set forth below:

     If to the Company:                 Teletrac, Inc.
                                        2424 Grand Street, Suite 1100
                                        Kansas City, Missouri 64108
                                        Facsimile:  (816) 474-3485
                                        Attn: Chief Financial Officer

     If to the Exchange Agent:          Norwest Bank Minnesota,
                                           National Association
                                        Norwest Center
                                        Sixth and Marquette
                                        Minneapolis, Minnesota 55479
                                        Facsimile:  (612) 667-9825
                                        Attn:  Ms. Jane Schweiger


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          This Agreement shall be binding and effective as of the date hereof. Please acknowledge receipt of this letter and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                        Very truly yours,
                                        TELETRAC, INC.


                                        By:_____________________________
                                           Name:
                                           Title:


Accepted and agreed to as of
the date first above written

NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION,
Exchange Agent

By:_____________________________
   Name:
   Title:


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